UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 000-09489
                                                          CUSIP No.: 87089C 10 4

(Check One):   |_| Form 10-K    |_| Form 20-F    |_| Form 11-K     |X| Form 10-Q

               |_| Form 10-D    |_| Form N-SAR   |_| Form N-CSR


         |_| For Period Ended:  March 31, 2006

         |_| Transition Report on Form 10-K

         |_| Transition Report on Form 20-F

         |_| Transition Report on Form 11-K

         |_| Transition Report on Form 10-Q

         |_| Transition Report on Form N-SAR


         For the transition period ended: ____________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

Swiss Medica, Inc.
----------------------------------------------------------
Full Name of Registrant

N/A
----------------------------------------------------------
Former Name if Applicable

53 Yonge Street, 3rd Floor
----------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Toronto, Ontario M5E 1J3, Canada
----------------------------------------------------------
City, State and Zip Code

                        PART II -- RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             (a)      The reasons  described in reasonable detail in Part III of this form  could not be  eliminated  without  unreasonable effort or expense;
|X|          (b)      The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F,  Form 11-K, Form N-SAR or
                      Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
             (c)      The  accountant's  statement or other exhibit  required by
                      Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Company has experienced a delay in completing the information necessary for inclusion in its Quarterly Report on Form 10-QSB. The Company expects to file the form 10-QSB within the allotted extension period.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Bruce Fairbairn                       (416)                        868-0202
--------------------------------------------------------------------------------
(Name)                             (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                  |X| Yes    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  |_| Yes    |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               SWISS MEDICA, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date:  May 16, 2006                          By:  /s/ Bruce Fairbairn
                                                        ------------------------
                                                        Bruce Fairbairn
                                                        Chief Financial Officer